EXHIBIT 23.2

CONSENT OF ANALYSIS, RESEARCH & PLANNING CORPORATION

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-155960) and Form S-8 (File Nos. 33-34694, 333-25945, 33-59739, 333-77125, 333-88912, 333-101524, 333-119308, 333-134592, 333-129815) of Foster Wheeler AG (the “Company”) of (i) the references to us in the form and context in which they appear in the Annual Report on Form 10-K of the Company for the fiscal year ended December 26, 2008, and (ii) the use of or reliance on the information contained in our report to the Company to assist the Company in setting forth an estimate of the Company’s total liability for asbestos-related indemnity and defense costs in such registration statements.

Analysis, Research & Planning Corporation

By:
/s/  Thomas Vasquez
Name:   Thomas Vasquez

Title:	Vice President
February 20, 2009